Mercury Finance Receives Deadline Extension on $50 Million Loan


     CHICAGO, March 11 /PRNewswire/ -- Mercury Finance Company (NYSE: MFN) announced that the Bank of America has granted the company an extension of the March 10 deadline for obtaining a continuation of waivers for the company's $50 million short-term credit facility. Waivers are required from certain lenders whose loan agreements restrict the company's ability to pledge its assets as collateral. Mercury is in discussions with its lenders with respect to terms for permitting the waivers to continue.

     The bank has extended the deadline for receipt of the waivers until March 14. The bank also indicated that it is prepared to extend the maturity of the loan to June 18, 1997, if the waivers permit.

SOURCE    Mercury Finance Company

Contact:  Joe Kopec or Jim Fitzpatrick of The Dilenschneider Group,
                                                           312-553-0700.